As filed with the Securities and Exchange Commission on April 20, 2022

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

M&T BANK CORPORATION

(Exact name of registrant as specified in its charter)

New York	16-0968385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One M&T Plaza Buffalo, New York 14203	14203
(Address of Principal Executive Offices)	(Zip code)

M&T BANK CORPORATION

RETIREMENT SAVINGS PLAN

(Full title of the plan)

Laura P. O’Hara, Esq.

Senior Executive Vice President and Chief Legal Officer

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(716) 842-5445

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed to register an additional 3,000,000 shares of common stock of M&T Bank Corporation (the “Corporation” or “M&T”), par value $0.50 per share, that may be offered or sold under the Corporation’s Retirement Savings Plan. This Registration Statement is filed pursuant to General Instruction E of Form S-8. The contents of the Corporation’s Registration Statements on Form S-8 (File Nos. 333-164015 and 333-189097) are incorporated herein by this reference.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Corporation and the Plan with the Securities and Exchange Commission (“SEC”) are incorporated by reference into this Registration Statement:

(a)	The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2020, filed on June 30, 2021;

(b)	The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 16, 2022;

(c)	The Corporation’s Definitive Proxy Statement on Schedule 14A for the 2022 Annual Meeting of Shareholders, filed on March 16, 2022;

(d)	The Corporation’s Current Reports on Form 8-K, filed on February 18, 2022, March 7, 2022 and April 4, 2022; and

(e)

The description of the Corporation’s common stock contained in the Registration Statement on Form 8-A, filed on May 20, 1998, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Laura P. O’Hara, Senior Executive Vice President and Chief Legal Officer of the Corporation, has delivered a legal opinion to the effect that the shares of common stock offered hereby were duly authorized by the Corporation and that such shares will be validly issued, fully paid and non-assessable when issued pursuant to the Plan.

Item 6.	Indemnification of Directors and Officers.

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless such director or officer shall have breached his or her duties to such corporation, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or, in certain cases, not opposed to such corporation’s best interests, and additionally, in criminal actions or proceedings, has no reasonable cause to believe his or her conduct was unlawful.

The Amended and Restated Bylaws of M&T (the “Bylaws”) (Article V) provide the following:

SECTION 1. Right of Indemnification: Each director and officer of the Corporation, whether or not then in office, and any person whose testator or intestate was such a director or officer, shall be indemnified by the Corporation for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of New York or other applicable law, as such law now exists or may hereafter be amended; provided, however, that the Corporation shall provide indemnification in connection with an action or proceeding (or part thereof) initiated by such a director or officer only if such action or proceeding (or part thereof) was authorized by the Board of Directors.

SECTION 2. Advancement of Expenses: Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given under Section 1 of Article V of the Bylaws may be paid by the Corporation in advance of the final disposition of such action or proceeding upon (a) receipt of an undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification as authorized by Article V of the Bylaws and (b) approval by the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by stockholders. To the extent permitted by law, the Board of Directors or, if applicable, the stockholders, shall not be required under Section 2 of the Bylaws, to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

SECTION 3. Availability and Interpretation: To the extent permitted under applicable law, the rights of indemnification and to the advancement of expenses provided in Article V of the Bylaws (a) shall be available with respect to events occurring prior to the adoption of Article V of the Bylaws, (b) shall continue to exist after any recision or restrictive amendment of Article V of the Bylaws with respect to events occurring prior to such recision or amendment, (c) may be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, or on the basis of applicable law in effect at the time such rights are claimed, and (d) are in the nature of contract rights which may be enforced in any court of competent jurisdiction as if the Corporation and the director or officer for whom such rights are sought were parties to a separate written agreement.

SECTION 4. Other Rights: The rights of indemnification and to the advancement of expenses provided in Article V of the Bylaws shall not be deemed exclusive of any other rights to which any such director, officer or other person may now or hereafter be otherwise entitled whether contained in the certificate of incorporation, the Bylaws, a resolution of stockholders, a resolution of the Board of Directors, or an agreement providing such indemnification, the creation of such other rights being hereby expressly authorized. Without limiting the generality of the foregoing, the rights of indemnification and to the advancement of expenses provided in Article V of the Bylaws shall not be deemed exclusive of any rights, pursuant to statute or otherwise, of any such director, officer or other person in any such action or proceeding to have assessed or allowed in his or her favor, against the Corporation or otherwise, his or her costs and expenses incurred therein or in connection therewith or any part thereof.

SECTION 5. Severability: If Article V of the Bylaws or any part hereof shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of Article V of the Bylaws shall remain fully enforceable.

As permitted by Section 402(b) of the New York Business Corporation Law, Article SEVENTH of the Corporation’s Restated Certificate of Incorporation, as amended, provides as follows:

SEVENTH: As to any act or omission occurring after the adoption of this provision, a director of the Corporation shall, to the maximum extent permitted by the laws of the State of New York, have no personal liability to the Corporation or any of its stockholders for damages for any breach of duty as a director, provided that this Article SEVENTH shall not eliminate or reduce the liability of a director in any case where such elimination or reduction is not permitted by law.

The Corporation maintains director and officer liability insurance coverage for its directors and officers and those of its subsidiaries. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

5.1*	Opinion of Laura P. O’Hara, Esq.

23.1*	Consent of PricewaterhouseCoopers LLP relating to Form 11-K.

23.2*	Consent of PricewaterhouseCoopers LLP relating to Form 10-K.

23.3*	Consent of Laura P. O’Hara, Esq., included in the opinion filed as Exhibit 5.1 hereto.

24.1*	Power of Attorney.

99.1*	M&T Bank Corporation Retirement Savings Plan (January 1, 2020 Restatement and Amendment No. 64) (the “Plan”)

99.2*	Amendment to No. 65 to the Plan.

99.3*	Amendment to No. 66 to the Plan.

107*	Filing fee table.

*	Filed herewith

M&T will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service (“IRS”), and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buffalo, New York, on April 20, 2022.

M&T BANK CORPORATION

By: *
Name: René F. Jones Title: Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2022.

Signature	Title

* René F. Jones	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and Director

* Darren J. King	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Michael R. Spychala	Executive Vice President and Controller (Principal Accounting Officer)

* John P. Barnes	Director

* C. Angela Bontempo	Director

* Robert T. Brady	Vice Chairman of the Board and Director

* Jane Chwick	Director

* William F. Cruger, Jr.	Director

* T. Jefferson Cunningham III	Director

* Gary N. Geisel	Director

* Leslie V. Godridge	Director

* Richard S. Gold	Director

* Richard A. Grossi	Director

* Richard H. Ledgett, Jr.	Director

* Newton P.S. Merrill	Director

* Kevin J. Pearson	Director

* Melinda R. Rich	Director

* Robert E. Sadler, Jr.	Director

* Denis J. Salamone	Director

* John R. Scannell	Director

* Rudina Seseri	Director

* Kirk W. Walters	Director

* Herbert L. Washington	Director

*By:	/s/ Laura P. O’Hara
Laura P. O’Hara
(Attorney in Fact)
Pursuant to Powers of Attorney filed herewith

Pursuant to the requirements of the Securities Act of 1933, the M&T Bank Employee Benefit Plans Committee, which administers the Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned member of such Committee, thereunto duly authorized, in Buffalo, New York on April 20, 2022.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN

By:	/s/ Tracy S. Woodrow
Name:	Tracy S. Woodrow
Title:	Senior Executive Vice President